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                                                                      EXHIBIT 12




                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  Verizon Communications Inc. and Subsidiaries





(Dollars in Millions)                                                                       SIX MONTHS ENDED JUNE 30, 2002
---------------------                                                                       ------------------------------
Loss before provision for income taxes, extraordinary item and cumulative effect of
   accounting change                                                                             $       (820)
Minority interest                                                                                         556
Loss from unconsolidated businesses (1)                                                                 1,638
Dividends from unconsolidated businesses                                                                  145
Interest expense                                                                                        1,612
Portion of rent expense representing interest                                                             207
Amortization of capitalized interest                                                                       42
                                                                                                 ------------
Income, as adjusted                                                                              $      3,380
                                                                                                 ------------

Fixed charges:
Interest expense                                                                                 $      1,612
Portion of rent expense representing interest                                                             207
Capitalized interest                                                                                      101
Preferred stock dividend requirement                                                                        5
                                                                                                 ------------
Fixed charges                                                                                    $      1,925
                                                                                                 ------------
Ratio of earnings to fixed charges                                                                       1.76
                                                                                                 ------------

(1) Excludes the write-down of cost method investments of $3,266 million in the six months ended June 30, 2002, which reduces loss before provision for income taxes, extraordinary item and cumulative effect of accounting change. The ratio of earnings to fixed charges would have been 3.45 if income, as adjusted, included the write-down of cost method investments.



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